Exhibit 12

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                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                        For the Six Months June 30, 1998
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                                  $    146,334
     Add (Deduct):
         Minority Share of Losses                                      (31,235)
         Earnings on Equity Method                                     (19,765)
         Distributions from Minority Subsidiaries                       12,464
         Amortization of Capitalized Interest                            1,060
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                      31,394
                                                                  ------------
                                                                       140,252

     Add fixed charges:
         Consolidated interest expense                                  73,983
         Interest Portion (1/3) of Consolidated Rent Expense             7,240
                                                                  ------------
                                                                  $    221,475
                                                                  ============
  FIXED CHARGES:
  Consolidated interest expense                                   $     73,983
  Capitalized interest                                                     132
  Interest Portion (1/3) of Consolidated Rent Expense                    7,240
                                                                  ------------
                                                                  $     81,355
                                                                  ============

RATIO OF EARNINGS TO FIXED CHARGES                                        2.72
                                                                  ============

  Tax-Effected Redeemable Preferred Dividends                     $         91
  Fixed Charges                                                         81,355
                                                                  ------------
         Fixed Charges and Redeemable Preferred Dividends         $     81,446
                                                                  ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                      2.72
                                                                  ============

  Tax-Effected Preferred Dividends                                $      1,660
  Fixed Charges                                                         81,355
                                                                  ------------
         Fixed Charges and Preferred Dividends                    $     83,015
                                                                  ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                 2.67
                                                                  ============
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